Exhibit 99.1

News For Immediate Release

WildHorse Resource Development Corporation Announces Second Quarter Results

HOUSTON, August 9, 2017 – WildHorse Resource Development Corporation (NYSE: WRD) announced today its operating and financial results for the three months ended June 30, 2017.

Operational highlights from the second quarter 2017 include:

●	Increased average daily production by 55% to 22.6 Mboe/d for the second quarter 2017 compared to 14.6 Mboe/d for the second quarter 2016

●	Brought online 18 gross (17.4 net) Eagle Ford wells, 1 gross (1.0 net) Austin Chalk well, and 2 gross (1.1 net) North Louisiana wells in the second quarter of 2017

O	Total of 41 gross Gen 3 Eagle Ford wells are now online averaging a 101 boe per foot EUR(1) which is 11% above WRD’s Eagle Ford type curve of 91 boe per foot

O	Brought online 9 gross Eagle Ford wells on the Clayton Williams acquisition acreage with the average of wells exceeding our 91 boe per foot type curve(2)

O	Brought online WRD’s first Austin Chalk well in Washington County at an IP-30(3) of 2,387 boe/d (26% oil, 38% natural gas, and 36% natural gas liquids (“NGLs”))

O	Brought online 6 gross Eagle Ford wells adjacent to the recently acquired Anadarko/KKR acreage with the average of wells exceeding our 91 boe per foot type curve

O	Brought online 2 gross Eagle Ford wells on acreage without assigned locations

●	Achieved an average drilling time of 13.2 days from spud to rig release on all Eagle Ford rigs in the second quarter with the fastest well to date drilled in 8.9 days

●	Continued success testing Eagle Ford refracs with three additional tests online

●	Reduced lease operating expense (“LOE”) in the second quarter to $3.33 per boe compared to $4.37 per boe in the first quarter of 2017

Financial highlights from second quarter 2017 include:

●

Reported Net Income available to common stockholders of $25.9 million or $0.28 per share for the second quarter 2017. Reported Adjusted Net Income available to common stockholders(4) of $5.5 million or $0.06 per share for the second quarter 2017

●	Reported Adjusted EBITDAX(4) of $52.4 million for the second quarter 2017 compared to $21.7 million for the second quarter 2016

Other significant highlights and recent events include:

●	Closed $594 million acquisition of 111,000 net acres in the Eagle Ford

●	Closed financing of $435 million Series A Perpetual Convertible Preferred Stock

●	Increased the borrowing base on WRD’s revolving credit facility to $650 million from $450 million

●	Added approximately 8.6 million barrels of crude oil hedges distributed across 2017 to 2020 during the second quarter and early third quarter of 2017

“With 41 Gen 3 wells online tracking an average 101 boe per foot EUR, we believe this critical mass of wells provides further confidence in our extensive acreage position. We have also brought online our first Austin Chalk well in Washington County with an outstanding initial production rate,” said Jay Graham, Chairman and Chief Executive Officer of WRD. “In addition, our efficiency improvements are continuing to outpace our expectations with all five of our Eagle Ford rigs now drilling wells in less than 14 days on average from spud to rig release. Our fastest well to date was drilled in 8.9 days. We believe that WRD is primed for growth with a solid balance sheet and a peer-leading hedge book. We expect the second half of the year to be as exciting as the first as we bring online approximately 60 additional Eagle Ford wells at the midpoint of our guidance.”

Second Quarter 2017 Results

Net Income available to common stockholders was $25.9 million or $0.28 per share for the second quarter 2017. WRD also reported Adjusted Net Income available to common stockholders(4) of $5.5 million or $0.06 per share for the second quarter 2017. WRD reported Adjusted EBITDAX(4) for the second quarter 2017 of $52.4 million compared to $21.7 million for the second quarter 2016.

Net production increased by 55% year-over-year to 22.6 Mboe/d for the second quarter 2017 compared to 14.6 Mboe/d for the second quarter 2016. Second quarter 2017 net production consisted of 55% oil, 35% natural gas, and 10% NGLs.

Total revenues for the second quarter 2017, excluding the impact of realized hedges, were $70.2 million compared to $29.7 million for the second quarter 2016. Total revenues were primarily higher as a result of increased production, acquisitions, and higher commodity prices.

Average realized prices for the quarter ending June 30, 2017 and 2016, before the effect of commodity derivatives, are presented below:

			Percent
	Q2’17	Q2’16	Change
Oil (per Bbl)	$46.77	$43.07	9%
Natural Gas (per Mcf)	$3.09	$1.95	59%
NGL (per BbL)	$16.59	$11.74	41%

Total (per Boe)	$33.90	$21.94	54%

Average realized prices for the quarter ending June 30, 2017 and 2016, after the effect of commodity derivatives, are presented below:

			Percent
	Q2’17	Q2’16	Change
Oil (per Bbl)	$49.80	$43.49	15%
Natural Gas (per Mcf)	$3.07	$2.40	28%
NGL (per BbL)	$16.59	$11.74	41%

Total (per Boe)	$35.54	$23.68	50%

LOE for the second quarter 2017 was $6.8 million, or $3.33 per boe, compared to $2.3 million, or $1.73 per boe, for the second quarter 2016. The year over year difference is attributable to higher LOE on production acquired with the Clayton Williams acquisition in December 2016. LOE declined 24% from $4.37 per boe in the first quarter 2017 reflecting continued efficiencies since the Clayton Williams acquisition as well as greater produced volumes with lower cost LOE. In the third quarter of 2017, LOE will be impacted by the inclusion of the Anadarko/KKR acquisition, which comes with higher cost legacy production between $6 and $7 per boe. WRD expects to capture future efficiencies on the Anadarko/KKR acreage as it is consolidated into the existing asset base. LOE is expected to be within its full year guidance of $3.25 to $3.75 per boe.

Gathering, processing and transportation expense (“GP&T’) for the second quarter 2017 was $1.9 million, or $0.95 per boe, compared to $1.6 million, or $1.19 per boe in the second quarter 2016. The decrease in GP&T expenses on a per unit basis is primarily attributable to lower fee gas purchasing and processing contracts associated with the Clayton Williams acquisition properties. In the third quarter of 2017, GP&T will be impacted by the inclusion of the Anadarko/KKR acreage which has higher gas purchasing and processing contracts.

Taxes other than income were $4.5 million for the second quarter 2017, or $2.20 per boe, compared to $1.8 million, or $1.34 per boe, for the second quarter 2016. Second quarter 2017 taxes other than income increased compared to second quarter 2016 as a result of higher price realizations, higher ad valorem taxes associated with higher property valuations, and Louisiana franchise taxes incurred as a result of WRD’s corporate reorganization at the IPO.

General and administrative (“G&A”) expense for the second quarter 2017 was $10.0 million, or $4.89 per boe, compared to $4.7 million, or $3.53 per boe for the second quarter 2016. During the second quarter 2017, G&A expense included $1.3 million, or $0.63 per Boe, of stock-based compensation G&A expense and $2.2 million, or $1.07 per Boe, of acquisition related costs. Cash G&A expense excluding acquisition related costs for the second quarter 2017 was $6.5 million or $3.19 per boe.

Exploration expense was $11.5 million for the second quarter 2017 compared to $0.1 million for the second quarter 2016. During the second quarter of 2017, exploration expense was higher primarily due to an increase in undeveloped leasehold impairments of $9.9 million as a result of expiring acreage leases as well as a $1.5 million increase in seismic acquisitions.

Net interest expense during the second quarter 2017 was $6.6 million, including amortization of deferred financing fees of approximately $0.4 million. This compares to net interest expense during the second quarter 2016 of $1.8 million, including amortization of deferred financing fees of approximately $0.1 million. The increase in net interest expense is primarily the result of higher levels of indebtedness and the issuance of senior notes in the first quarter 2017.

Drilling and completion (“D&C”) capital expenditures totaled $182.2 million in the second quarter 2017. During the first half 2017, WRD’s D&C capital expenditures were approximately $267.6 million. In the first half, WRD allocated approximately 90% of its D&C capex to the Eagle Ford and 10% to North Louisiana.

(1)	Excludes six wells brought online late in the second quarter without enough data to estimate an EUR.

(2)	Excludes three wells brought online late in the second quarter without enough data to estimate an EUR.

(3)	The initial production rates represent the peak average of the initial production rates for the applicable consecutive days of production.

(4)

Adjusted EBITDAX, Adjusted Net Income (Loss) available to common stockholders, Pro-Forma unaudited measures, and net debt are financial measures not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Please see the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

Operational Update

WRD reported second quarter average daily production of 22.6 Mboe/d consisting of 55% oil, 35% natural gas, and 10% NGLs. WRD brought online a total of 21 gross (19.6 net) wells including 18 gross (17.4 net) Eagle Ford wells, 1 gross (1.0 net) Austin Chalk well, and 2 gross (1.1 net) North Louisiana Upper Red wells in the second quarter 2017. These new wells bring the total number of Gen 3 Eagle Ford completions to 41 gross wells. With the exclusion of six wells early in production, WRD’s Gen 3 wells are averaging a 101 boe per foot EUR, compared to WRD’s Eagle Ford type curve of 91 boe per foot.

During the second quarter of 2017, WRD brought online 9 gross Eagle Ford wells on the Clayton Williams acquisition acreage bringing the total to 10 wells including the Paul 134 #2H which was brought online in the first quarter. With the exclusion of three wells early in production, these wells are on average exceeding our 91 boe per foot type curve. Two of the Eagle Ford wells on the Clayton Williams acquisition acreage, the Farmers North #1H and the Miman #1H, were drilled in an area without assigned Gen 3 locations. As a result, we expect the success of these wells to increase our reserves and location inventory at year end. The Farmers North #1H and the Miman #1H are located 7 miles southwest of the Paul 134 #2H.

In addition, 6 of the 18 gross Eagle Ford wells brought online were adjacent to the recently closed Anadarko/KKR acquisition and are on average outperforming our 91 boe per foot type curve. In the third quarter of 2017, WRD plans to drill 8 gross wells directly on the recently acquired acreage along with several wells adjacent to the position.

WRD also brought online its first Austin Chalk well in Washington County, the Winkelmann #1H, with an IP-30(3) of 2,387 boe/d (26% oil, 38% natural gas, and 36% NGLs). As a result of this success, WRD plans to continue delineating its Austin Chalk position with additional wells in the second half of 2017.

WRD also brought online 3 additional Eagle Ford refracs bringing the total to 4 refracs. Results are very encouraging on all four wells, and WRD intends to continue evaluating performance.

For the second half of 2017, WRD expects to bring online approximately 60 Eagle Ford wells split evenly between the third and fourth quarter based on the midpoint of guidance. Eagle Ford wells for the remainder of 2017 are expected to have an average working interest of approximately 93%.

In North Louisiana, WRD brought online the 2-well Harrison pad on a restricted choke at a combined 30-day rate of 22.0 mmcfe/d(3), adjusted for 7,500’ laterals, which is on average in line with the WRD Upper Red type curve IP-30 of 11.5 mmcfe/d. A second rig was added in North Louisiana during the second quarter of 2017. Both rigs are currently in the process of drilling two separate 3-well pads which are expected to be online in the fourth quarter of 2017. In addition, one more well is expected to come online bringing the total to 7 wells online in the fourth quarter. North Louisiana wells for the remainder of 2017 are expected to have an average working interest of approximately 66%.

Previously Announced Full-Year 2017 Operational and Financial Guidance

The guidance included in this press release is subject to the cautionary statements and limitations described under the “Cautionary Statements and Additional Disclosures” caption at the end of this press release. WRD’s 2017 guidance is based on, among other things, its current expectations regarding capital expenditure levels and the assumption that market demand and prices for oil, natural gas and NGLs will continue at a level that allows for economic production of these products.

WRD reiterated its full year 2017 operational and financial guidance provided on May 10, 2017 with a D&C capex guidance range of $550 million to $675 million. WRD expects 2017 production to range from 27 to 31 Mboe/d, which implies a 100% year-over-year production growth rate from 14.5 Mboe/d in 2016 (using the mid-point of 2017 guidance range).

The table below presents our guidance as of May 10, 2017:

	Low	High
Net Average Daily Production (Mboe/d)	27 - 31
Oil (% of Production)	57% - 61%
Natural Gas (% of Production)	29% - 33%
NGLs (% of Production)	9% - 11%

Average Costs (per Boe)
Lease Operating Expense	$3.25 - $3.75
Gathering, Processing, and Transportation	$0.95 - $1.15
Taxes Other than Income	$2.00 - $2.25
Cash General and Administrative(5)	$2.50 - $3.00

Commodity Price Realizations (Unhedged)(6)
Crude Oil Realized Price (% of WTI NYMEX)	95% - 100%
Natural Gas Realized Price (% of NYMEX to Henry Hub)	95% - 100%
NGL Realized Price (% of WTI NYMEX)	27% - 32%

Drilling Program
Wells Spud (Gross)	100 - 120
Wells Completed (Gross)	85 - 105
D&C Capital Expenditure ($MM)	$550 - $675

Note: Guidance as of May 10, 2017.

(5)

Excludes non-cash compensation charges associated with grants under our LTIP and incentive units issued to certain of our officers and employees. WRD does not guide to anticipated average non-cash general and administrative costs. Please see “Cautionary Statements and Additional Disclosures” for additional disclosures because such compensation charges are based in part on the price of our common stock and are too speculative to predict.

(6)	Based on strip pricing as of May 10, 2017.

Financial Update

Total debt outstanding as of June 30, 2017 was $496.0 million, including $146.0 million of debt outstanding under WRD’s revolving credit facility and $350.0 million of senior notes due 2025. As of June 30, 2017, WRD’s liquidity of $516.7 million consisted of $14.6 million of cash and cash equivalents and $502.1 million of availability under its revolving credit facility. On June 30, 2017, in connection with closing the Anadarko/KKR acquisition, the borrowing base on WRD’s revolving credit facility was increased from $450 million to $650 million. The next redetermination of the borrowing base utilizing mid-year 2017 reserves is scheduled to occur in October 2017.

Hedging Update

WRD utilizes its hedging program to mitigate financial risks and the effects of commodity price volatility. Total hedged production in the second quarter of 2017 was approximately 1.5 MMboe, or 73% of second quarter production of 2.1 MMboe. As of August 9, 2017, WRD has hedged approximately 75% of its expected remaining 2017 production on a boe equivalent basis (using the mid-point of WRD’s guidance range).

In the second quarter 2017, WRD entered into additional commodity derivative contracts for certain crude oil volumes. Specifically, WRD added swaps and deferred premium put contracts of two million barrels of oil in 2018 and an additional two million barrels of oil in 2019. In addition, during the third quarter, WRD has hedged approximately 4.6 million barrels of crude oil distributed across 2017 to 2020 at approximately $50 per barrel.

The following table reflects WRD’s hedged volumes and corresponding weighted-average price, as of August 9, 2017.

	Remaining 2017(9)	2018	2019	2020

Crude Oil Hedge Contracts:
Total crude oil volumes hedged (Bbl)	3,599,787	6,859,584	4,537,693	342,620
Volumes hedged (Bbl/d)	19,564	18,793	12,432	936
Total weighted-average price (7)	$52.58	$52.35	$52.64	$50.15
Expected crude production hedged (8)	83%	-	-	-

Natural Gas Hedge Contracts:
Total natural gas volumes hedged (MMBtu)	9,731,708	11,565,800	9,877,900	–
Volumes hedged (MMbtu/d)	52,890	31,687	27,063	–
Total weighted-average price (7)	$3.22	$3.03	$2.81	–
Expected gas production hedged (8)	84%	-	-	-

Total Hedge Contracts:
Total hedged production (boe)	5,221,738	8,787,217	6,184,010	342,620
Volumes hedged (Boe/d)	28,379	24,075	16,942	936
Total weighted-average price ($/boe) (7)	$42.25	$44.85	$43.12	$50.15
Expected total production hedged (8)	75%	-	-	-

(7)	Utilizing the mid-point for collars.

(8)	Using the mid-point of WRD’s 2017 guidance ranges.

(9)	Represents July 1 – December 31, 2017.

Upcoming Conferences

Members of WRD’s management team intend to participate in the following upcoming investment conferences:

●	August 14 - 15, 2017 – EnerCom Oil & Gas Conference (Denver, CO)

●	September 6 - 7, 2017 – Barclays Energy-Power Conference (New York, NY)

●	September 26 - 27, 2017 – Johnson Rice Energy Conference (New Orleans, LA)

Presentation materials for all conferences mentioned above will be available on WRD’s website at www.wildhorserd.com on or prior to the day of the respective presentation.

Quarterly Report on Form 10-Q

WRD’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which will be filed with the U.S. Securities and Exchange Commission (“SEC”) on or before August 14, 2017.

Conference Call and Webcast

WRD will host an investor conference call tomorrow morning, August 10, 2017 at 8 a.m. Central (9 a.m. Eastern) to discuss these operating and financial results. Interested parties are invited to participate on the call by dialing (877) 883-0383 (Conference ID: 6395084), or (412) 902-6506 for international calls, (Conference ID: 6395084) at least 15 minutes prior to the start of the call or via the internet at www.wildhorserd.com. A replay of the call will be available on WRD’s website or by phone at (877) 344-7529 (Conference ID: 10110019) for a seven-day period following the call.

About WildHorse Resource Development Corporation

WildHorse Resource Development Corporation is an independent oil and natural gas company focused on the acquisition, exploration, development and production of oil, natural gas and NGL properties primarily in the Eagle Ford Shale in East Texas and the Over-Pressured Cotton Valley in North Louisiana. For more information, please visit our website at www.wildhorserd.com.

Cautionary Statements and Additional Disclosures

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “will,” “plans,” “seeks,” “believes,” “estimates,” “could,” “expects” and similar references to future periods. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond WRD’s control. All statements, other than historical facts included in this press release, that address activities, events or developments that WRD expects or anticipates will or may occur in the future, including such things as WRD’s future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, future drilling locations and inventory, competitive strengths, goals, expansion and growth of WRD’s business and operations, plans, successful consummation and integration of acquisitions and other transactions, market conditions, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Although WRD believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

WRD cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond WRD’s control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital; and the timing of development expenditures. Information concerning these and other factors can be found in WRD’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by WRD will be realized, or even if realized, that they will have the expected consequences to or effects on WRD, its business or operations. WRD has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.

Some of the above results are preliminary. Such preliminary results are based on the most current information available to management. As a result, WRD’s final results may vary from these preliminary estimates. Such variances may be material; accordingly, you should not place undue reliance on these preliminary estimates.

Cash General and Administrative Expenses per Boe

Our presentation of cash G&A expenses per boe is a non-GAAP measure. We define cash G&A per boe as total G&A determined in accordance with GAAP less non-cash equity compensation expenses, expressed on a per boe basis. We report and provide guidance on cash G&A per boe because we believe this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. In addition, management believes cash G&A per boe is used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and natural gas industry to allow for analysis of G&A spend without regard to stock-based compensation programs which can vary substantially from company to company. Cash G&A per boe should not be considered as an alternative to, or more meaningful than, total G&A per boe as determined in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDAX, Adjusted Net Income (Loss) available to common stockholders, and Net Debt. The accompanying appendix and schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. WRD’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as Net Income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. WRD’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as WRD does.

WildHorse Resource Development Corporation

Statements of Consolidated and Combined Operations

	For the Three Months
	Ended June 30,
(Amounts in $000s except per share data)	2017	2016
Revenues:
Oil sales	$52,963	$18,683
Natural gas sales	13,277	9,233
NGL sales	3,404	1,225
Other income	529	574

Total operating revenues	70,173	29,715

Operating Expenses:
Lease operating expenses	6,837	2,302
Gathering, processing and transportation	1,942	1,583
Gathering system operating expense	25	64
Taxes other than income	4,509	1,785
Depreciation, depletion and amortization	33,229	19,923
General and administrative expenses	10,049	4,683
Exploration expense	11,504	80

Total expenses	68,095	30,420

Income (loss) from operations	2,078	(705)

Other Income (Expense):
Interest expense	(6,633)	(1,781)
Debt extinguishment costs	-	-
Gain (loss) on derivative instruments	46,116	(15,610)
Other income (expense)	(2)	(74)

Total other income (expense)	39,481	(17,465)

Income (loss) before income taxes	41,559	(18,170)
Income tax benefit (expense)	(15,193)	(111)

Net Income (loss)	26,366	(18,281)

Net income (loss) attributable to previous owners	-	(5,265)
Net income (loss) attributable to predecessor	-	(13,016)

Net income (loss) available to WildHorse Development	26,366	-
Preferred stock dividends	73	-
Undistributed earnings allocated to participating securities	387	-

Net income (loss) available to common stockholders	$25,906	$-

Earnings per share
Basic	$0.28	-
Diluted	$0.28	-

Weighted average shares outstanding
Basic	93,685	-
Diluted	93,685	-

WildHorse Resource Development Corporation

Statements of Consolidated and Combined Cash Flows

	For the Three Months
	Ended June 30,
(Amounts in $000s)	2017	2016

Cash flows from operating activities:
Net Income (Loss)	$26,366	$(18,281)
Adjustments to reconcile net income (loss) to cash flows provided by operating activities
Depreciation, depletion and amortization	33,074	19,823
Accretion of asset retirement obligations	155	100
Dry hole expense and impairments of unproved properties	9,980	62
Amortization of debt issuance costs	439	111
(Gain) loss on derivative instruments	(46,116)	15,609
Cash settlements on derivative instruments	2,076	2,525
Accretion of senior note discount	63	-
Deferred income tax expense	15,193	116
Debt extinguishment expense	-	-
Amortization of equity awards	1,308	-
Changes in operating assets and liabilities	1,677	317

Net cash provided by (used in) operating activities	44,215	20,382

Cash flows from investing activities:
Net cash used in investing activities	(699,543)	(36,120)

Cash flows from financing activities:
Net cash provided by financing activities	576,619	6,455

Net Change in Cash and Cash Equivalents	$(78,709)	$(9,283)
Cash and Cash Equivalents, Beginning of Period	93,342	14,781
Cash and Cash Equivalents, End of Period	14,633	5,498

WildHorse Resource Development Corporation

Operating Data

	For the Three Months
	Ended June 30,
	2017	2016
Production volumes
Oil Sales (MBbls)	1,133	434
Natural Gas Sales (MMcf)	4,299	4,739
NGL Sales (MBbls)	205	104

Total (Mboe)	2,054	1,328
Total (Mboe/d)	22.6	14.6

Average unit costs per boe
Lease operating expense	$3.33	$1.73
Gathering, processing and transportation	$0.95	$1.19
Taxes other than income	$2.20	$1.34
General and administrative expenses	$4.89	$3.53

WildHorse Resource Development Corporation

Consolidated Balance Sheet

	June 30,	December 31,

(Amounts in $000s)	2017	2016

ASSETS
Current Assets:
Cash and cash equivalents	$14,633	$3,115
Accounts receivable, net	41,997	26,428
Short-term derivative instruments	28,192	-
Prepaid expenses and other current assets	3,695	1,633

Total Current Assets	88,517	31,176

Property & equipment:
Oil and natural gas properties	2,475,082	1,573,848
Other property and equipment	41,320	34,344
Accumulated depreciation, depletion and impairment	(259,636)	(200,293)

Total property and equipment, net	2,256,766	1,407,899

Other noncurrent assets
Restricted cash	752	886
Long-term derivative instruments	24,435	-
Debt issuance costs	3,080	2,320
Other long-term assets	-	-

Total Assets	$2,373,550	$1,442,281

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$25,176	$21,014
Accrued liabilities	125,746	23,371
Short-term derivative instruments	822	14,087
Asset retirement obligations	90	90

Total Current Liabilities	151,834	58,562

Noncurrent Liabilities:
Long-term debt	485,033	242,750
Asset retirement obligations	13,661	10,943
Deferred tax liabilities	139,445	112,552
Long-term derivative instruments	49	8,091
Other long-term liabilities	1,296	1,495

Total liabilities	791,318	434,393

Series A Perpetual Convertible Preferred Stock	432,657	-

Stockholders’ equity:
Common stock	1,011	917
Additional paid-in capital	1,112,416	1,017,368
Accumulated earnings (deficit)	36,148	(10,397)

Total stockholders’ equity	1,149,575	1,007,888

Total Liabilities & Equity	$2,373,550	$1,442,281

WildHorse Resource Development Corporation

Commodity Hedge Positions

The following table reflects WRD’s hedged volumes and corresponding weighted-average price, as of August 9, 2017.

	Remaining 2017(10)	2018	2019	2020
Crude Oil Derivative Contracts:
Swap contracts:
Volume (Bbl)	2,356,511	6,236,638	4,127,168	342,620
Weighted-average fixed price	$51.29	$52.55	$52.91	$50.15
Collar contracts:
Volume (Bbl)	28,240	25,096	-	-
Weighted-average floor price	$50.00	$50.00	-	-
Weighted-average ceiling price	$62.10	$62.10	-	-
Deferred put options
Volume (Bbl)	1,215,036	597,850	410,525	-
Weighted-average floor price	$55.00	$50.00	$50.00	-
Weighted-average put premium	($4.77)	($5.95)	($5.95)	-
Natural Gas Derivative Contracts:
Swap contracts:
Volume (MMBtu)	4,000,500	11,565,800	9,877,900	-
Weighted-average fixed price	$3.12	$3.03	$2.81	-
Collar contracts:
Volume (MMBtu)	2,760,000	-	-	-
Weighted-average floor price	$3.00	-	-	-
Weighted-average ceiling price	$3.36	-	-	-
Deferred put options
Volume (MMBtu)	2,971,208	-	-	-
Weighted-average floor price	$3.40	-	-	-
Weighted-average put premium	($0.37)	-	-	-

(10)	Represents July 1 – December 31, 2017.

Calculation of Adjusted EBITDAX:

We evaluate performance based on Adjusted EBITDAX. Adjusted EBITDAX is defined as Net Income (loss), plus interest expense; debt extinguishment costs; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived properties; accretion of asset retirement obligations; losses on commodity derivative contracts and cash settlements received; losses on sale of properties; stock-based compensation; incentive-based compensation expenses; exploration costs; provision for environmental remediation; transaction related costs; IPO related expenses; and other non-routine items, less interest income; income tax benefit; gains on commodity derivative contracts and cash settlements paid; gains on sale of assets and other non-routine items. The following table presents WRD’s information for the periods indicated:

Adjusted EBITDAX

	For the Three Months Ended June 30,
(Amounts in $000s)	2017	2016
Net Income (Loss)	$26,366	$(18,281)
Add (Deduct):
Interest expense, net	6,633	1,781
Income tax (benefit) expense	15,193	111
Depreciation, depletion and amortization	33,229	19,923
Exploration expense	11,504	80
(Gain) loss on derivative instruments	(46,116)	15,610
Cash settlements received / (paid) on commodity derivatives	2,076	2,525
Stock-based compensation	1,308	-
Acquisition related costs	2,199	72
Debt extinguishment costs	-	-
Initial public offering costs	-	-
Non-cash liability amortization	-	(103)

Adjusted EBITDAX	$52,392	$21,718

Calculation of Adjusted Net Income (Loss) Available to Common Stockholders:

Adjusted Net Income (Loss) available to common stockholders is a supplemental non-GAAP financial measure that is used by external users of WRD’s financial statements. WRD replaced its Adjusted Net Income (Loss) non-GAAP measure since the last reporting period to reflect the issuance of Series A Convertible Preferred Stock and the inclusion of impairment-related expenses to better align its definition with those used by peer companies. We define Adjusted Net Income (Loss) available to common stockholders as Net Income (Loss) available to common stockholders excluding the impact of certain items including gains or losses on commodity derivative instruments not yet settled, gains or losses on sales of properties, debt extinguishment costs, stock-based compensation, incentive-unit compensation expense, impairment-related expenses and the tax effects related to these adjustments. We believe Adjusted Net Income (Loss) available to common stockholders is useful to investors because it provides readers with a more meaningful measure of our profitability before recording certain items for which the timing or amount cannot be reasonably determined. However, this measure is provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP. The following table provides a reconciliation of Net Income (Loss) available to common stockholders as determined in accordance with GAAP to Adjusted Net Income (Loss) available to common stockholders for the periods indicated:

Adjusted Net Income (Loss) available to common stockholders

	For the Three Months
	Ended June 30, 2017
	(Amounts in $000s)	(Basic / Diluted EPS)

Net Income (Loss) available to common stockholders	$25,906	$0.28

Add (Deduct)
(Gain) loss on derivative instruments	(46,116)	(0.49)
Cash settlements received / (paid) on commodity derivatives	2,076	0.02
Stock-based compensation	1,308	0.01
Impairment of oil and gas properties	9,980	0.11
Debt extinguishment costs	-	-

Adjusted income (loss) before tax effect	(6,846)	(0.07)
Tax effect related to adjustments	11,994	0.13

Adjusted income (loss) after tax effect	5,148	0.05

Preferred stock dividend	73	0.00
Undistributed earnings allocated to participating securities	387	0.00

Adjusted net income (loss)	5,608	0.06
Preferred stock dividend	(73)	(0.00)
Undistributed earnings allocated to participating securities	(82)	(0.00)

Adjusted net income (loss) available to common shareholders	$5,453	$0.06

Weighted average basic and diluted shares outstanding	93,685

Calculation of Net Debt:

Net Debt is a supplemental non-GAAP financial measure that is used by external users of WRD’s financial statements. We define Net Debt as total debt minus cash and cash equivalents. We believe Net Debt is useful to investors because it provides readers with a more meaningful measure of our outstanding indebtedness. However, this measure is provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP.

Contact:

WildHorse Resource Development Corporation

Pearce Hammond, CFA (713) 255-7094

Vice President, Investor Relations

ir@wildhorserd.com